SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation or Organization
Advanced Energy Japan K.K	Japan
Advanced Energy Industries U.K. Limited	United Kingdom
Advanced Energy Industries GmbH	Germany
Advanced Energy Taiwan, Ltd.	Taiwan
Advanced Energy Industries, Inc., Shanghai	China
Advanced Energy Industries (Shenzhen) Co., Ltd. (manufacturing)	China
AEI International Holdings CV	Netherlands
AE Korea, Ltd.	South Korea
AEI Korea Services, Ltd.	South Korea
Tamio Limited	Hong Kong
Advanced Energy Industries	China
Wankia Limited	Hong Kong
Advanced Energy Industries Limited	Hong Kong
Fuyogo Limited	Hong Kong
AEI Canada, Inc.	Canada
Advanced Energy Singapore, Pte. Ltd.	Singapore
Advanced Energy Services Pte. Ltd.	Singapore
AE Solar Energy, Inc.	Oregon
Sekidenko, Inc.	Washington
AEI US Subsidiary, Inc.	Delaware
AEI Holdings, GmbH	Germany
AEI Power GmbH	Germany
AEI Power India Pvt. Ltd.	India
HV Investments Ltd. U.K.	United Kingdom
Ascent Investments Ltd. U.K.	United Kingdom
Melbourne Group Ltd. U.K.	United Kingdom
HiTek Power Ltd. U.K.	United Kingdom
HiTek Power GmbH	Germany
HiTek Power Inc.	Delaware
UltraVolt Group, Inc.	Delaware
UltraVolt, Inc.	New York
Solvix GmbH	Switzerland
Solvix LLC	Colorado
AEI Finance Verwaltungs GmbH	Germany
AEI Finance GmbH & Co., KG	Germany
AE Precision Power Products Pvt. Ltd.	India
AE Equipment Surplus LLC	Colorado
Advanced Energy Services PTE Ltd.	Singapore
AEI Finance Ltd.	Hong Kong